                                                                   Exhibit 10.6

                             DATED 1st APRIL 1997


                              MORRIS ASHBY plc

                                   - and -

                               P A BUCKLEY ESQ




                    ---------------------------------------
                             SERVICE AGREEMENT AS
                                CHIEF EXECUTIVE
                    ---------------------------------------





                                EVERSHEDS
                               SOLICITORS

                            10 NEWHALL STREET
                                BIRMINGHAM
                                  B3 3LX

                        CONTENTS OF SERVICE AGREEMENT

CLAUSE                                                                    PAGE
------                                                                    ----
1.    Meaning of words used                                                  1
2.    Previous agreements                                                    3
3.    Appointment, term and notice                                           3
4.    Duties                                                                 4
5.    Place of work                                                          4
6.    House of work                                                          5
7.    Remuneration                                                           5
8.    Expenses                                                               5
9.    Motor car                                                              5
10.   Pension and other benefits                                             6
11.   Holidays                                                               7
12.   Conflict of interest                                                   7
13.   Share dealings                                                         8
14.   Restrictive covenants                                                  8
15.   Confidentiality                                                       12
16.   Patents                                                               13
17.   Copyright                                                             14
18.   Incapacity                                                            14
19.   Termination                                                           16
20.   Deductions                                                            17
21.   Sale or reconstruction of the Company                                 18
22.   Return of documents and property                                      18
23.   Resignation as director                                               19
24.   Rights following termination                                          19
25.   Disciplinary and grievance procedures                                 20
26.   Notices                                                               20
27.   Miscellaneous                                                         20

THIS AGREEMENT is made on 1st April 1997 BETWEEN

(1) MORRIS ASHBY plc (Reg. No. 1598070) whose registered office is at 16 Freebournes Road, Wirtharm, Essex, CM8 3DX ("the Company") and

(2) PAUL ANTHONY BUCKLEY of Lothloren, The Ridge, Little Baddow, Chelmsford, Essex ("the Director")

WHEREBY IT IS AGREED as follows:

MEANING OF WORDS USED

1.1 In this Agreement and the Schedule the following expressions have the following meanings:

"Board" the Board of Directors of the Company from time to time and any other person authorised by the Board as its representative for the purposes of this Agreement;

"Group Company"         any holding company for the time being of the Company
                        or any subsidiary for the time being of the Company or of any such holding company (for which purpose
                        "holding company" and "subsidiary" have the meanings ascribed to them by Section 736 of the Companies Act
                        1985 as amended by the Companies Act 1989);

"Group" the Company and all those Group Companies wherever registered or incorporated for which the


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                                   Director performs duties and/or functions
                                   pursuant to Clause 4;

"Commencement Date"                1st April 1997

"Financial Period"                 an accounting reference period of the Company
                                   determined in accordance with the provisions of Sections 224 and 226 of the Companies
                                   Act 1985.

"the 1996 Act"                     the Employment Rights Act 1996;

"The London Stock Exchange"        the International Stock Exchange of Great
                                   Britain and the Republic of Ireland Limited;

"PAYE deductions"                  deductions made to comply with regulations
                                   made under Section 203 Income and Corporation
                                   Taxes Act 1988 and with any obligations to deduct national insurance contributions;

"recognised investment exchange"   has the meaning in Section 207 of the
                                   Financial Services Act 1986

1.2 References herein to "Clauses", "sub-clauses" and "the Schedule" are to clauses and sub-clauses of this Agreement and the Schedule to this Agreement unless otherwise specified.

1.3 Unless otherwise required words denoting the singular include the plural and vice versa.

1.4 References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.

1.5 Clause headings are included in this Agreement for convenience only and do not affect its construction.

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PREVIOUS AGREEMENTS

2.1 This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Director from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Director relating to the services of the Director all of which will be deemed to have terminated by consent with effect from the Commencement Date. The Director and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement.

APPOINTMENT, TERM AND NOTICE

3.1 The Company will employ the Director and the Director will serve the Company as Chief Executive.

3.2 The said appointment will commence on the Commencement Date and will continue thereafter unless and until the employment is terminated by either party giving to the other not less than two years written notice ("the notice period").

3.3 The Director agrees that at its absolute discretion the Company may terminate the Director's employment under this Agreement with immediate effect by paying to the Director, in full and final settlement of all claims which he has or may have against the Company or any Group Company or any director, employee or agent of the Company or any such Group Company under or arising out of his employment with the Company or any such Group Company, the termination of his employment or otherwise, in lieu of the notice period or part of the notice period if at the Company's request the Director has worked during part of the notice period a termination payment equal the salary referred to in Clause 7.1 to which he would have been entitled during the balance of the notice referred to in Clause 3.2.

3.4 Notwithstanding the provisions of Clause 3.2, the Director's employment under this Agreement will automatically terminate on his 60th birthday.

3.5 The Director's continuous employment with the Company for the purposes of the 1996 Act commenced on 19 March 1982. His employment with Morris Ashby Casings

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Limiting counts for the purposes of the 1996 Act as part of the Director's period of continuous employment.

DUTIES

4.1 The Director will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group Companies as the Board determines from time to time. Except when prevented by illness, accident or holiday as provided below the Director will devote the whole of his time, attention and skill to the affairs of the Company and where appropriate the Group Companies and use his best endeavours to promote their interests provided that without prejudice to sub-clause 4.4 the Board may at any time require the Director to cease performing and exercising all or any of such duties, functions or powers.

4.2 The Director will if and so long as he is so required by the Company carry out duties on for and/or act as director, officer or employee of any other Group Company. The duties attendant on any such appointment will be carried out by the Director as if they were duties to be performed by him on behalf of the Company under this Agreement.

4.3 The Director will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and the Group and his employment under this Agreement.

4.4 The Company may at any time appoint any person or persons to act jointly with the Director to discharge his duties and functions hereunder.

PLACE TO WORK

5. The Director will perform his duties principally at the Registered office of the Company or with his prior consent at such other place of business of the Company or of any Group Company as the Company requires whether inside or outside the United Kingdom but the Company will not require him to go to or reside anywhere outside the United Kingdom except for occasional visits in the ordinary course of his duties.

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HOURS OF WORK

6. The Company's normal office hours are from 9am to 5pm Monday to Friday but the Director will be required to work outside these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties.

REMUNERATION

7.1 The Company will pay the Director from the Commencement Date until 31 March 1998, a salary of (francs)75,000 per annum and from 1 April 1998, a salary of (francs)150,000 per annum (or at such higher rate as may from time to time be notified to him by the Board) which salary will accrue form day to day and be payable in arrears by equal monthly instalments on the last day of each month.

7.2 The Director's salary will be subject to upwards only reviews by the Board which will be effective on and from 1st April in each year during the Director's employment under this Agreement provided that the increase (if any) of such salary will be matter to be decided at the Board's absolute discretion.

7.3 The salary referred to in Clause 7.1 will be inclusive of any director's fees to which the Director may be entitled as a director of the Company or of any Group Company.

7.4 Until 31 March 1998, the Director will be entitled to the bonus (or bonuses) set out in the Schedule whilst serving as a Director of the Company or of any Group Company. The Director will also be entitled to PSBII in relation to the performance of the Morris Ashby Castings Division of the Company being a monthly bonus payable the following month to all permanent employees of that Division in proportion to his monthly gross pay. As from 1 April 1998, the Director will be entitled to "the Group Bonds" as referred to in the Schedule but not to "the Divisional Bonus" nor to PSBII.

EXPENSES

8. The Director will be reimbursed all out of pocket expenses reasonably and properly incurred by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items provided that he complies with the Company's then current guidelines relating to expenses and produces to the Company all relevant vouchers in respect of such expenses.

MOTOR CAR

9.1 During the Director's employment under this Agreement and whilst the Director is legally entitled to drive the Company will provide him with a motor car in accordance with the Company's Car Policy as amended from time to time for use in the performance of his duties under this Agreement and commensurate with his status. The Company will pay all costs of road fund license, insurance premiums and running expenses in respect of the motor car included fuel, oil, maintenance and repairs.

9.2 The Director will be permitted reasonable use of the motor car for his own private purposes (including use on holidays).

9.3 The Director will take good car of the motor car and procure that the provisions and conditions of any policy of insurance relating to it are observed in all respects and will be all times conform with all regulations which may from time to time be imposed by the Company in regard to motor cars provided by the Company for use by its officers or employees.

9.4 On the termination of his employment under this Agreement for any reason the Director will immediately return the motor car, its keys and all documents relating to it to the Company at its principal place of business or as otherwise directed by the Company.

PENSION AND OTHER BENEFITS

10.1 The Director will be entitled to continue to be a member of the Morris Ashby plc Scheme ("the Pension Scheme") subject to and upon the rules of the Pension Scheme from time to time in effect. A copy of the rules of the Pension Scheme can be obtained on written application to the Company Secretary. There is a contracting out certificate in force in respect of the Director's employment under the provisions of the Pensions Scheme Act 1993.

10.2 During his employment the Director will be entitled to participate at the Company's expense in the Company's:

      10.2.1  life insurance scheme;

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

      10.2.2 private medial expenses insurance scheme for the benefit of the Director and his wife and all dependent children in full time education under the age of 25;

subject to the rules of the said schemes from time to time (and any replacement schemes provided by the Company) and subject to the Director (and where appropriate his wife and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules.

HOLIDAYS

11.1 In addition to normal public holidays the Director will be entitled to 25 working days' paid holiday in each holiday year such holiday to be taken at such time or times as may be approved by the Board.

11.2 For the purposes of this Clause "holiday year" means the period form 1st January to 31st December in each year. Any holiday entitlement which is not taken by the end of the holiday year to which it relates will be lost and may not be carried forward.

11.3 The Director will be entitled to be paid in lieu of any holiday which is untaken at the date on which his employment terminates for any reason. The Company will not be entitled to recover from the Director a sum in respect of any holiday taken in excess of the Director's entitlement during the year in which him employment terminates.

CONFLICT OF INTERESTS

12.1 The Director will disclose promptly to the Board in writing all his interests in any business other than that of the Company and the Group and will notify the Board immediately of any change in his external interests. Except with the written consent of the Board the Director will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation competing in any material respect with the business for the time being of the Company or any Group Company other than the business of the Company or any Group

Company provided that the Director will not be precluded from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than five per cent of the total share or loan capital from time to time in issue in such company.

12.2 The Director will not during his employment introduce to any other person, firm, company or organisation business of any kind with which the Company or any other Group Company for which he has performed services under this Agreement is able to deal and he will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company or any other Group Company for which he has performed services under this Agreement with any third party without first disclosing such interest or benefit to the Board and obtaining its written approval.

SHARE DEALINGS

13.1 The Director will comply (where relevant) with every rule of law, every regulation of The London Stock Exchange and every requirement, recommendation or regulation of the Company from time to time in force in relation to dealings with shares, debentures or other securities of the Company or any Group Company and unpublished price-sensitive information affecting the shares, debentures or other securities of any such company. In relation to overseas dealings, the Director will also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

13.2 The Director will not (and will procure so far as he is able that his wife and children do not) deal or become or cease to be interested (within the meaning of Part I of Schedule XIII to the Companies Act 1985) in any securities of the Company except in accordance with the Model Code of The London Stock Exchange for transactions in securities by directors and others and any legislation, regulations or rules for securities transactions applicable from time to time.

RESTRICTIVE COVENANTS

14.1  In this Clause 14 the following expressions have the following meanings:

8

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"Critical person"            any person who was an employee, agent, director,
                             consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

"Relevant Customer"          any person, firm company or organisation who or
                             which at any time during the Relevant Period is or was:

                             (i) negotiating with the Company or a Relevant Group Company for sale or supply of Relevant Products or Services; or

                             (ii) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

                             (iii) in the habit of dealing with the Company or any Relevant Group Company for the sale of supply of Relevant Products or Services and in each case with whom or which the Director was directly concerned or connected or of whom or which the Director had personal knowledge during the Relevant Period in the course of his employment hereunder;

"Relevant Group Company"     any Group Company (other than the Company) for
                             which the Director has performed services under this Agreement or for which he has had operational/management responsibility at any time during the Relevant Period;

"Relevant Period"            the period of 12 months immediately before the
                             Termination Date;

"Relevant Products or        products or services which are of the same kind as
Services"                    or of a materially similar kind to or competitive
                             with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period and with which sale or supply the Director was directly concerned or connected or of which he had personal knowledge during the Relevant Period in the course of his employment hereunder;

"Termination Date"           the date on which the Director's employment
                             under this Agreement terminates and references to "from the Termination Date" mean from and including the date of termination.

"Restricted Territory"       The United Kingdom of Great Britain and Northern
                             Ireland.

14.2 The Director will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

     14.2.1. within the Restricted Territory for a period of 12 months from the Termination Date be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which supplies Relevant Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent the Director from holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than 5% of the votes which could be cast at a general meeting of such company;

      14.2.2 within the Restricted Territory for a period of 12 months from the Termination Date be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company or any Relevant Group Company or is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company if such engagement, concern or interest causes or would cause the supplier to cease or materially reduce its supplies to the Company (or any Relevant Group Company as the case may be) or the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company; or

      14.2.3 for a period of 12 month from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

      14.2.4 for a period of 12 months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

      14.2.5 for a period of 12 months from the Termination date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company;

      14.2.6 use in connection with any business any name which includes the name of any Group Company or any colourable imitation of it.

14.3 Whilst the restrictions in this Clause 14 (on which the Director has had an opportunity to take independent advice as the Director hereby acknowledges) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restriction in this Clause 14 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in Clause 14.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.4 If the Director breaches any of the provisions in this Clause 14 the Company will be entitled by written notice to the Director to extend the period during which the provisions

11

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of Clause 14 which have been breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Director hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel the Director to comply with the provisions of this Clause 14 and/or damages, as the case may be.

14.5 For the purposes of Clause 14 and 15 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies.

14.6 If the Director applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Director will bring the terms of this Clause 14 and Clauses 3,4,15,16,17 and 19.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

CONFIDENTIALITY

15.1 The Director acknowledges that in the ordinary course of his employment he will be exposed to information about the Company's business and the business of other Group Companies and that of the Company's and the Group Companies' suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Director has therefore agreed to accept the restrictions in this Clause 15.

15.2 Without prejudice to Clause 15.3 or 15.4 and subject to Clause 15.3 the Director will not during the period of his employment with the Company:

     15.2.1 sell or seek to sell to anyone information acquired by him in the course of his employment with the Company;

     15.2.2 obtain or seek to obtain any financial advantage (direct or indirect) from disclosure of such information.

15.3 The Director will not either during his employment or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use of divulge or communicate to

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

any person, firm, company or organisation except to those officials of any Group Company whose province it is to know the same any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

15.4 The provisions of this Clause 15 are without prejudice to the duties and obligations of the Director to be implied into this Agreement at common law. In addition to the restrictions in Clause 14 and this Clause 15 the Director hereby agrees that at the request and expense of the Company he will enter into a direct agreement or undertaking with any such Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clause 14 and this Clause 15 (or such of them as may be appropriate in the circumstances) in relation to such information and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

PATENTS

16.1 The Director must disclose immediately to the Company any discovery or invention or secret process or improvement in procedure made or discovered by the Director during his employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in or in connection with any such company ("Inventions") which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organisation as the Company may require.

16.2 If requested by the Board (whether during or after the termination of his employment) the Director will at the expense of the Company apply or join in applying for letters patent or other similar protection in the United Kingdom or any other part of the world for all Inventions and will do everything necessary (including executing documents) for vesting letters patent or other similar protection when obtained and all right and title to and interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organisation as the Company may require.

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

16.3 The Director will (both during and after the termination of his employment) at the Company's expense anywhere in the world and at any time promptly do everything (including executing documents) that may be required by the Board to defend or protect for the benefit of the Company all Inventions and the right and title of the Company to them.

16.4 The Director hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect his obligations under this Clause 16 on his behalf.

16.5 The provisions of Clause 16.1 to 16.3 (inclusive) are without prejudice to the provisions of the Patents Act 1977.

COPYRIGHT

17.1 The entire copyright and all similar rights (including future copyright, the right to register trade marks or service marks and the right to register designs and design rights) throughout the world in works of any description produced by the Director in the course of or in connection with his employment ("Works") will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions.

17.2 The Director will (both during and after the termination of his employment) at the Company's request and expense anywhere in the world and at any time promptly do everything (including executing documents) that may be required by the Board to assure, defend or protect the rights of the Company in all Works.

17.3 The Director hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect the obligations of the Director under this Clause 17 on the Director's behalf.

17.4 For the purposes of Clause 16 and Clause 17 the Director hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him by Chapter IV Part 1 of the Copyright Designs and Patents Act 1998 in respect of any Inventions or Works in which the copyright is vested in the Company under Clause 16, this Clause 17 or otherwise.

INCAPACITY

18.1 If the Director is absent from his duties as a result of illness or injury he will notify the Company Secretary as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.

18.2 Subject to the rest of Clause 18 and to 19.1.7 and subject to the receipt of the appropriate certificates in accordance with Clause 18.1, if the Director is absent form his duties as a result of illness or injury he will be entitled to payment of his salary at the full rate in respect of such illness or injury for a period (in total) of no more than 26 weeks in any period of 12 months (whether the absence is intermittent or continuous). Thereafter the Director will not be entitled to any further payment from the Company or any other Group Company (other than Statutory Sick Pay) until he has returned to work and completed six months' continuous service with no absences from work other than agreed holidays.

18.3 If the Director is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any person, firm, company or organisation (other than the Company or any Group Company) from whom the Director may be or become entitled to recover damages or compensation, any sum paid by the Company to the Director in respect of the said absence will be an interest free loan (subject to any limit imposed under the Companies Act 1985 or other relevant legislation) to the Director repayable immediately by the Director to the Company on recovery by him of any such damages or compensation.

18.4 If the Director has been absent from work because of any injury or condition caused wholly or partly by the Company or any Group Company or any person for whom the Company or any Group Company is vicariously liable and for which the Director may be or become entitled to recover damages or compensation, any such damages or compensation payable will be reduced by the amount of any sick pay (statutory or otherwise) paid to him any by the pension received or receivable by him in the period in respect of which such damages or compensation are calculated.



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



18.5 The remuneration paid under Clause 18.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Director (whether or not recovered).

18.6 Whether or not the Director is absent by reason of sickness, injury or other incapacity the Director will at the request of the Board agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Director hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require and entitlements to salary pursuant to Clause 18.2 will be conditional on the Director complying with the terms of this Clause 18.6.

TERMINATION

19.1 The Company may terminate the Director's employment immediately by summary notice in writing (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this Clause) if he:--

      19.1.1 commits, repeats or continues any breach of any part of this Agreement or his obligations under it;

      19.1.2 in the performance of his duties under this Agreement or otherwise commits any act of gross misconduct or serious incompetence or does or omits to do anything else which is prejudicial to the interests of the Company or any Group Company;

      19.1.3 adversely prejudices or because of his behaviour is likely in the reasonable opinion of the Board to prejudice adversely the interests or reputation of the Director, the Company or any Group Company;

      19.1.4 has committed any criminal offence involving dishonesty or violence other than an offence which does not in the reasonable opinion of the Board affect his position under this Agreement;

      19.1.5 becomes bankrupt or enters into or make any arrangement or composition with or for the benefit of his creditors generally;

      19.1.6  becomes of unsound mind;


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

      19.1.7 becomes incapacitated from performing all or any of his duties under this Agreement by illness, injury or otherwise for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any period of 12 months from performing all or any of his duties under this Agreement; or

      19.1.8 becomes prohibited by law from being a director of a company or if the Director ceases to be a director of the Company without the consent or concurrence of the Company.

19.2 Without prejudice to Clause 4.1 after notice of termination has been given by either party pursuant to Clause 3.2 or if the Director seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate his employment, provided that the director continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period:

      (i) exclude the Director from the premises of the Company and/or any Group Company;

      (ii) require him to carry out specified duties (consistent with the Director's status, role and experience for the Company) other than those referred to in Clause 4 or to carry out no duties;

      (iii) announce to directors, employees, suppliers and customers and The London Stock Exchange that he has been given notice of termination or has resigned (as the case may be);

      (iv) instruct the Director not to communicate orally or in writing with suppliers, customers, directors, employees, agents or representatives of the Company or any Group Company until his employment hereunder has terminated.

19.3 Before and after termination of the Director's employment, the Director will provide the Company and/or any Group Company with assistance regarding matters of which he has knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

19.4 The Director agrees that at the expense and request of the Company and in any event on termination of his employment he will transfer or procure the transfer of all shares held by him in trust or as a nominee by virtue of his employment with the Company to such person or persons as the Company may direct. If the Director fails to do so within seven days of any such request or the termination of his employment (as the case may be) the Company is irrevocably authorised to appoint a person or person to execute all necessary transfer forms and other documentation on his behalf.

DEDUCTIONS

20. The Director hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Director to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Director.

SALE OF RECONSTRUCTION OF THE COMPANY

21. The Director will have no claim against the Company or any Group Company in respect of the termination (by operation of law or otherwise) of his employment under this Agreement on or in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or on or in connection with the sale by the Company of any Group Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if he is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm, company or organisation which acquires such Group Company or which acquires the whole or a substantial part of the undertaking or business of the Company as a result of such sale or of such amalgamation or reconstruction. For the purposes of this Clause "substantial part" means 51%.

RETURN OF DOCUMENTS AND PROPERTY

22. On termination of his employment for any reason the Director will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, keys and security passes) belonging to it or any Group Company in the Director's possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Director's obligations under this Clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

RESIGNATION AS DIRECTOR

23.1 The Director will on termination of his employment for any reason at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):

      23.1.1 as a director of the Company and all such Group Companies of which he is a director; and

      23.1.2 all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Director has had dealings as a consequence of his employment with the Company.

23.2 If notice pursuant to Clause 23.1 is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Director's behalf.

23.3 Except with the prior written agreement of the Board, the Director will not during his employment under this Agreement resign his office as a director of the Company or any Group Company.

23.4 The Director's appointment as a director of the Company or any other Group Company will be subject to the Articles of Association from time to time of the relevant company.

RIGHTS FOLLOWING TERMINATION

24. The termination of the Director's employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.

DISCIPLINARY AND GRIEVANCE PROCEDURES

25.1 The disciplinary procedure which is applicable to the Director is set out in the Company Rules, together with miscellaneous provisions which the Director is required to observe and are incorporated into this Agreement.

25.2 If the Director has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to the Chairman of the Board whose decision will be final.

NOTICES

26. Notice under this Agreement by the Director to the Company should be addressed to the Company and left at its registered office or is sent by first class recorded delivery post to its registered office and notices given by the Company to the Director should be served personally or sent by first class recorded delivery or sent by facsimile transmission to his usual or last known place of residence in England and in case of service by post the day of service will be 48 hours after posting.

MISCELLANEOUS

27.1 This Agreement shall be governed by and interpreted in accordance with the law of England and Wales.

27.2 The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

27.3 Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

    THIS AGREEMENT has been signed on behalf of the Company by a director and its secretary/two directors and executed and delivered as a deed by the Director on the date set out at the beginning.

SIGNED by David Stephen Haggett and  )
David Ian White for and on behalf of )     /s/ David S. Haggett
THE COMPANY                          )     -------------------------------
                                     )     Director


                                           /s/ David I. White
                                           -------------------------------
                                           Director/Secretary





EXECUTED AND DELIVERED as a          )
Deed by THE DIRECTOR in the          )     /s/ [illegible]
presence of:                         )     -------------------------------
                                     )     [Director]






Witness:

           /s/ Gemma Dow
Signature: --------------------------

           /s/ Gemma Dow
Name: -------------------------------

          11 Norfolk Close
Address: ----------------------------
          Maloon, Essex, CM96BA






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


                                  SCHEDULE

                                  BONUSES

1.1    In this Schedule:

       "Financial Period"       means an accounting reference period of the
                                Company determined in accordance with the
                                provisions of Section 224 and 226 of the
                                Companies Act 1985;

       "Operating Division"     means the Morris Ashby Castings division of
                                the Company operating from Witham, Essex

       "Relevant Companies"     means the Company and all Group Companies;

       "Group"                  means all Relevant Companies

       "Divisional Profits"     means the unaudited trading profits of the
                                Operating Division LESS the sum of pound
                                517,000 ("the Divisional Threshold") as shown
                                in or ascertained from the Management Accounts
                                of the Operating Division for a Financial
                                Period but before deducting any management
                                charges except for services specifically
                                provided.

       "Divisonal Bonus"        means 3% of the Divisional Profits;

       "Trading Accounts"       means the audited profits and loss account
                                and balance sheet of the Group for a
                                Financial Period consolidated in accordance
                                with generally accepted accounting principles
                                and practices;

       "Group Profits"          means the trading profits of the Group as
                                shown in or ascertained from the Trading
                                Accounts AFTER CHARGING
                                (i) all relevant expenses including any
                                Divisional Bonus payable to any director of
                                the Company and/or of the Relevant Companies
                                (ii) all amounts written off in respect of
                                depreciation and amortisation.
                                (iii) variable allowances for or provisions
                                in respect of bad or doubtful debts

                             (iv) the amount of any interest paid or payable by the Company and/or the Relevant Companies
                             BUT BEFORE
                             (i) adding or deducting any sums in respect of SSAP 24
                             (ii) deducting corporation tax, income tax and any other tax which may be imposed on or by reference to profits
                             (iii) carrying any sum or sums to reserves
                             (iv) deducting any Group Bonuses payable to any director of the Company and/or the Relevant Companies.

     "Capital Employed"      means the aggregate of the issued share capital
                             and reserves of the Company as shown in the Trading Accounts.

     "ROCE" means the ratio of Trading Profits to Capital Employed expressed as a percentage.

     "Group Threshold"       means (pounds)725,000 of Group Profits provided
                             that if ROCE shall be greater than 25% or shall fall below 25% in any Financial Period then the Group Threshold for that Financial Period shall be devalued or increased (as the case may be) by (pounds)25,000 for each 1% movement in ROCE so that (for example) if ROCE shall be 30% the Group Threshold shall be (pounds)600,000 and if ROCE shall be 20% the Group Threshold shall be (pounds)850,000.

     "Group Bonus"           means 2.3% of the Group Profits above the Group
                             Threshold

     "Bonuses"               means the Divisional Bonus and the Group Bonus
                             taken together.

1.2 In addition to his salary the Director will be entitled to Bonuses in respect of each Financial period from 1 April 1997.

1.3 The amount of the Bonuses (if any) payable to the Director in respect of (or calculated by reference to) a Financial Period of more or less than 365 days will be calculated by increasing or decreasing all relevant figures (including the Divisional Threshold and the Group Threshold) for the relevant Financial Period in the proportion to which the number of days in that Financial Period bears to 365.

1.4 The Company will, within 14 days after the audited Trading Accounts for each Financial Period have been prepared, deliver to the Director a statement showing the amount of the Divisional Profits and the Group Profits for such Financial Period and the amounts (if any) of Divisional Bonus and Group Bonus payable to the Director which will become due and payable within 14 days after that.

1.5 In respect of any Financial period during the currency of which the Employment of the Director terminates, the amount of Bonus (if any) payable to the Director shall be a rateable proportion of the bonus (calculated from the date of commencement or to the date of termination of his employment as that date may be) which he would have received if his employment hereunder had existed or continued for the whole of that Financial Period.

1.6 The Divisional Threshold will be adjusted each year (commencing at 31st March 1999 when compared with 31st March 1998) in accordance with rises in the Retail Prices Index.

1.7 Any dispute between the Company and the Director concerning the amount of the Bonuses will be referred (at the request of either party and at the expense of the Company) to the auditors for the time being of the Company and a chartered accountant appointed by the Director or, if such auditors and accountant fail to agree, to a person or persons nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either party. The joint certificate of such auditor and accountant or the decision of such nominated person will be final and binding on the parties and in giving the same they or he (as the case may be) will be deemed to be acting as experts and not as arbitrators and neither the Arbitration Acts 1950 to 1979 nor any statutory modification or re-enactment thereof for the time being in force will apply.

1.8 The Director will be entitled to be paid Bonuses in respect of the period to 31st March 1997 on the basis of the schemes previously operated by the Company.

24